April 10, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES RENEWS AND EXPANDS
REVOLVING CREDIT AGREEMENT TO $750 MILLION

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) and Raymond James & Associates, Inc. announced today that they have renewed their revolving credit agreement and expanded it from $500 million to $750 million with a syndicate of lenders led by Bank of America, Citibank, JP Morgan Chase Bank, PNC Bank, Regions Bank and U.S. Bank.

“Raymond James’ strong balance sheet and long-standing relationships with banking partners enabled us to upsize the five-year committed corporate revolver with enhanced terms to further strengthen our contingent liquidity sources,” said Chair and CEO Paul Reilly. “The ability to execute this facility in a challenging market environment is a testament to our long-term, conservative approach, which will continue to guide our decisions and place us in the best possible position to meet our stakeholders’ needs.”

Details of the agreement will be available upon its filing on www.sec.gov no later than Wednesday, April 12, 2023, by searching Raymond James Financial.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.20 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.